AMENDED

PROMISSORY NOTE AND SECURITY AGREEMENT

$125,000.00	Original Issue Date September 17, 2008
Sarasota, Florida
Amendment Date May 27, 2009

FOR VALUE RECEIVED, Integrated Freight Systems, Inc., a Florida corporation, ("Maker") whose principal executive office is located at Suite 200, 6371 Business Boulevard, Sarasota, Florida 34240, promises to pay to _____ Smith ("Holder") the sum of One Hundred Twenty-five Thousand Dollars and No Cents ($125,000.00), together with simple interest at a rate of eight percent per annum. The principal amount hereof, together with accrued and unpaid interest shall be due and payable and it shall be paid in full not later than October 31, 2009 (“Maturity Date”), subject nevertheless to and extenson in accordance with Holder’s forebearance agreement for the benefit of Tangiers Investors L.P., at such address as to which written notice is given to Maker by Holder from time to time.

Notwithstanding the promise hereinabove made, the principal amount of this Note shall be reduced by an amount equal to the difference, if any, obtained by subtracting (a) the Issuer’s net revenues for the period of twelve months ended August 31, 2009 from (b) the Issuer’s net revenues for the period of twelve months ending August 31, 2008, such net revenues subject in each case to normally occuring and extraordinary accounting adjustments, as made in accordance with GAAP at the fiscal year end in which each respective twelve month period ends.

Maker hereby reserves the right to prepay this Note in whole or in part at any time and from time to time prior to the Maturity Date without premium or penalty.

The payment and performance of this Note is secured by and Maker does hereby pledge and grant a first priority security interest in all shares of common stock of Smith Systems Transportation, Inc., a Nebraska corporation, (“Issuer”), being all of the common stock of the Issuer owned by Maker (“Collateral”). This security interest in the Collateral is a purchase money security interest. Upon the occurrence of an event of default described in the next paragraph, Maker shall promptly upon written demand made by Holder deliver the Collateral to Holder which Maker acquired from Holder, provided that Holder shall likewise and without demand deliver to Maker in exchange for the Collateral all of Maker’s common stock registered in the name of Holder.

The following shall be events of default under this Note:

•	Maker’s failure to pay to Holder when due any installment of principal or interest; or
•	Maker’s failure to refinance all equipment loans of the Issuer which carry the personal guaranty of Holder not later than March 31, 2010; or
•	Maker’s failure to establish a public trading market for its common stock on or before August 31, 2009; or
•	Any change in the operational integrity of the Issuer prior to full payment of this Note; or
•	The occurrence of an event of default under Maker’s note to Monte W. Smith;

Provided, that in the event principal amount of and accrued interest on this Note are fully paid prior to the satisfaction of Maker’s obligations under these events of default, then the pledge of the Collateral and the remedy for failure to perform Maker’s obligations shall remain in full force and effect until all such obligations have been satisfied.

Maker agrees to pay to Holder's reasonable attorneys' fees and costs, whether or not an action be brought, for the services of counsel and of a collection agency employed after the Maturity Date or upon default to collect this Note or any principal or interest due hereunder, or to protect the collateral security, if any, or enforce the performance of any other agreement contained in this Note or in any instrument of security as aforesaid, including costs and attorneys' fees on appeal, in bankruptcy matters or post judgment relief.

Maker does hereby waive notice of acceptance of this Note, notice of the occurrence of any default under this Note or under any instrument securing this Note and presentment, demand, notice of maturity, protest, notice of dishonor, notice of non-payment and notice of protest and all requirements necessary to hold Maker liable as a maker of this Note.

The use of the proceeds of this Note is for commercial purposes and is not for personal or household purposes. This Note is an Nebraska contract and shall be construed and interpreted under Nebraska law.

Amendment acknowledged and accepted:	Integrated Freight Systems, Inc.

_____________________________ ____________ Smith	By: _____________________________ Paul A. Henley, President